EXHIBIT 4.1

ASTIKA HOLDINGS, INC.

A FLORIDA CORPORATION

TOTAL AUTHORIZED ISSUE
100,000 SHARES SERIES A CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE

This certifies that _________________________________________________ is hereby issued ____________________________________________________ fully paid and non-assessable Shares of Series A Convertible Preferred Stock of Astika Holdings, Inc., transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, Astika Holdings, Inc. has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed as of the ___ day of _________________ 20___.

Chief Executive Officer	[SEAL]	Secretary